Exhibit 10.1

Weyerhaeuser Company
Annual Incentive Plan for Salaried Employees
(Amended and Restated Effective January 1, 2015)

This document contains the terms of the Weyerhaeuser Company Annual Incentive Plan for Salaried Employees (the “Plan”). The Plan is amended and restated effective January 1, 2015.

1.	Purpose and Plan Objectives
The purpose of the Plan is to align rewards with the Company’s vision and strategies, and motivate Participants to achieve top performance in the industry. Participants are eligible to receive incentive awards based on their performance and the performance of their respective Business Group or Organization.
The Plan is designed to accomplish the following objectives:

•	motivate Participants to achieve Company and business objectives;

•	provide a competitive range of performance and payout opportunities;

•	attract, retain and motivate Participants by providing opportunities to earn better-than-competitive total pay for better-than-competitive performance results;

•	align the interests of Participants to promote the Company’s philosophy of managing each business independently to achieve top quartile performance and cost of capital returns; and

•	ensure strong linkage of pay to performance.

2.	Definitions

(a)	“Award Year” is each calendar year or other annual performance period determined by the Compensation Committee for which a Participant may earn a Bonus Award.

(b)
“Base Salary” is a Participant’s annual rate of pay measured as of the last day of an Award Year, excluding all other pay elements (such as bonus payments and relocation allowances). For a Participant who becomes ineligible for the Plan during the Award Year and is eligible for a pro-rated Bonus Award pursuant to the criteria specified in the Plan, Base Salary is the Participant’s annual rate of pay measured as of the last day during the Award Year that he or she was eligible for the Plan.

(c)	“Bonus Award” is the amount of bonus granted to a Participant for each Award Year as determined under the terms of the Plan.

(d)
“Business Group” means a business that separately earns revenues and incurs expenses, that regularly is reviewed by and subject to different performance standards by the Chief Executive Officer or executive officers of the Company, such as the Timberlands, Cellulose Fibers and Wood Products businesses, including the Employees assigned to each Business Group and the member of the Senior Management Team to whom the Business Group reports directly.

(e)	“Business Metric Funding Curves” has the meaning specified in Section 5.

(f)	“Company” means, collectively, Weyerhaeuser Company and each of its subsidiaries that participate in the Plan.

(g)	“Compensation Committee” is the Compensation Committee of the Board of Directors of Weyerhaeuser Company.

(h)	“Controllable Business Metrics” has the meaning specified in Section 5.

(i)	“Corporate Group” means any Organization that is not part of a Business Group and any member of the Senior Management Team to whom such an Organization reports directly.

(j)
“Disability” is a medical condition for which a Participant is entitled to Company-paid long-term disability benefits and as a result of which a Participant is required to terminate his or her employment.

(k)
“Employee” is any person who is classified by the Company as actively employed by the Company, including any such person on leave with pay or suspended (unless such suspension arises from a disciplinary matter due to attendance, misconduct or performance) and who is compensated on a salaried basis (exempt or non-exempt) as reflected on the Company’s payroll records.

(l)	“Financial Funding Curves” has the meaning specified in Section 5.

(m)	“Financial Performance Metrics” has the meaning specified in Section 5.

(n)
“Funds From Operations” means earnings before interest and taxes; less 1031 exchanges and gains on large asset sales; plus depletion, depreciation and amortization; plus the net book value of cash from sales of land; less fertilizer spending, in each case as determined by the Compensation Committee.

(o)	“Funding Multiples” has the meaning specified in Section 5.

(p)	“LTIP” means the Weyerhaeuser Company 2013 Long-Term Incentive Plan (or any successor shareholder-approved plan that meets the requirements of Section 162(m)).

(q)	“LTIP Section 162(m) Provisions” means Section 15 of the LTIP (or any successor provisions related to Section 162(m)-qualified awards).

(r)	“Organization” is a corporate support function group or a discrete support function included in the Corporate Group.

(s)	“Participant” means an Employee who is eligible for and participates in the Plan pursuant to the terms of Section 3.

(t)	“Plan” has the meaning given in the introduction above.

(u)	“Retirement” means, with respect to a Participant, his or her “Normal Retirement” or “Early Retirement” as defined in the Weyerhaeuser Pension Plan, as amended from time to time.

(v)	“RONA” is Weyerhaeuser Company’s or the Business Group’s return on net assets for the Award Year as determined by the Compensation Committee. For purposes of calculating RONA, amounts required to pay any Bonus Award under this Plan, pension charges and incremental corporate allocations are included.

(w)	“Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended.

(x)
“Senior Management Team” means any officer that reports to Weyerhaeuser Company’s Chief Executive Officer or that is otherwise designated as such from time to time by Weyerhaeuser Company’s Chief Executive Officer or Senior Vice President of Human Resources (or similar position).

3.	Eligibility
Subject to the terms and conditions of the Plan, each Employee is eligible to participate in the Plan, except as follows:

(a)	an Employee who is classified by the Company as a temporary employee;

(b)	a person who the Company classifies as an independent contractor but who is reclassified by a court or governmental agency (through a settlement, judgment or otherwise) as a common law employee; or

(c)	an Employee who is eligible for another annual or short-term incentive plan offered by Weyerhaeuser Company or any of its subsidiaries.
The Compensation Committee may designate any other Employee of the Company or any other person as eligible to participate in the Plan. Eligibility to participate in the Plan does not entitle any Employee to participate in the Plan or to receive a Bonus Award in any specific amount for any Award Year.

4.    Target Bonus Percentage and Amount
The Company assigns Employee positions within the Company a target bonus percentage for each Award Year expressed as a percentage of Base Salary. The target bonus percentage is fixed for each Participant as of December 31 of each Award Year, without regard to any position changes during the Award Year, except as approved by the Compensation Committee.
A Participant’s target bonus amount for the Award Year is calculated by multiplying his or her target bonus percentage by his or her Base Salary. Overtime paid during the year to a Participant who is a non-exempt salaried Employee will be added to his or her Base Salary for purposes of calculating his or her target bonus amount.
The target bonus amount for a new Participant during the Award Year will be prorated on a time-in-eligible position basis. The target bonus amount for a Participant whose employment terminates during the Award Year will be calculated on a time-in-eligible position basis, but only if such termination is for any of the following reasons as classified by the Company: death, Disability, facility closure, health reasons, reduction in force, sale of facility or Retirement. A Participant whose employment terminates during the Award Year for any other reason will be ineligible for a Bonus Award.

5.    Funding, Allocation and Individual Bonus Awards
Financial Performance Metrics - No later than 90 days following the beginning of each Award Year, the Compensation Committee will establish an annual funding schedule for each Business Group, which will consist of the Financial Funding Curves performance levels for threshold, target and maximum funding of the financial target weighting portion of the Plan. The Financial Funding Curves performance measures may be based on the Business Group’s RONA, Funds From Operations, or other objective business measures established by the Compensation Committee (“Financial Performance Metrics”). The factors considered by the Compensation Committee in setting the required Financial Funding Curves performance levels may include, but are not limited to, dividend requirements, interest, cost of capital, and relative performance compared to appropriate peer groups.
Controllable Business Metrics - No later than 90 days following the beginning of each Award Year, the Compensation Committee will approve the Business Metric Funding Curves that will be used to measure the “Low Achieves,” “Achieves” and “Exceeds” performance of each Business Group during an Award Year for the controllable business metrics weighting portion of the Plan. The controllable business metrics will be measurable metrics that may include, but are not limited to, measures such as relative competitive performance, cash generation, earnings improvement, cost reduction and people development (“Controllable Business Metrics”).
Funding Multiples - No later than 90 days following the beginning of each Award Year, the Compensation Committee will approve the Funding Multiple that will be applied for each performance level on the Financial Funding Curves and the Business Metric Funding Curves. For example, the Funding Multiples for an Award Year may be represented in a schedule such as the following:

Financial Performance Metrics		Controllable Business Metrics
Threshold	0.2x	Low Achieves (Threshold)	0.5x
Target	1.0x	Achieves	1.0x
Maximum	2.0x	Exceeds	2.0x

Business Group Funding Amount - The total funding amount for all Bonus Awards will be calculated separately for each Business Group at the end of each Award Year. One portion of the total funding amount will be determined based on the Financial Performance Metrics achieved by the Business Group at the end of the Award Year multiplied by the appropriate Funding Multiple approved for the Financial Funding Curves. The second portion of the total funding amount will be determined based on the assessment of the performance of the Business Group against its Controllable Business Metrics for the Award Year, multiplied by the appropriate Funding Multiple approved for the Business Metric Funding Curves. The performance of the Business Group against its Controllable Business Metrics will be determined by the Chief Executive

Officer of the Company and other designated members of the Senior Management Team. No later than 90 days following the beginning of each Award Year, the Compensation Committee will approve the weighting percentages for the portion of the total funding amount attributable to the Financial Performance Metrics and the Controllable Business Metrics, respectively. The total funding amount for the Business Group will be the Business Group funding amount multiplied by the aggregate target bonus amounts of all Participants in the Business Group.
Corporate Group Funding Amount - The total funding amount for Bonus Awards for each Award Year will be calculated for the Corporate Group at the end of each Award Year based on the weighted average of the three separate Business Group Funding Amounts (i.e., Timberlands, Cellulose Fibers and Wood Products) as approved by the Compensation Committee.
Allocation of Total Corporate Group Funding Amount - The total Corporate Group funding amount for the Award Year will be allocated among each Organization within the Corporate Group based on the ratio of (i) the sum of the target bonus amounts of all Participants who are members of each such Organization, multiplied by the appropriate Funding Multiple, to (ii) the total Corporate Group funding amount for the Award Year.
Funding Amounts for Certain Executive Officers - Bonus Awards for the Chief Executive Officer, and for each executive officer to whom other executive officers report or who does not have either a Business Group or Organization reporting directly to him or her, will be determined based on the weighted average of the three separate Business Group Funding Amounts (i.e., Timberlands, Cellulose Fibers and Wood Products) as approved by the Compensation Committee.
Change of Business Group or Organization - Any Participant who transferred from one Business Group or Organization to another Business Group or Organization during the Award Year will be included in the Business Group or Organization to which the Participant is assigned as of the last day of the Award Year, except as approved by the Compensation Committee.
Individual Bonus Awards - The senior officer of each Business Group or Organization will recommend a Bonus Award amount, if any, for each Participant in his or her Business Group or Organization. The maximum Bonus Award that may be recommended for any Participant with respect to the Award Year is three times the Participant’s target bonus amount. The sum of all recommended individual Bonus Awards within the Business Group or Organization may not exceed the Business Group or Organization’s allocated funding amount. A Participant’s recommended Bonus Award may be based on the individual’s performance, plant or department performance, or other relevant factors determined by the senior officer in his or her sole discretion.

6.    Approval of Awards

The Compensation Committee will approve all Bonus Awards for each executive officer and the total funding amount for each Business Group and Organization. In approving any Bonus Award, the Compensation Committee reserves the right to decrease or, subject to Section 13, increase, the recommended Bonus Award for performance or any other reason. For all other Participants, the Chief Executive Officer and/or Senior Vice President, Human Resources (or

similar position) will approve all Bonus Awards based on the individual Bonus Award recommendations made by the applicable senior officers pursuant to Section 5. In approving any Bonus Award for Participants other than the executive officers, the Chief Executive Officer and/or Senior Vice President, Human Resources (or similar position) reserve the right to increase or decrease the recommended Bonus Award for performance or any other reason.

7.    Timing of payments and approvals

Payments of Bonus Awards will be made as soon as administratively reasonable after the last day of each Award Year, but in no event later than the immediately next March 15. Some Participants may be eligible to defer Bonus Award payments. The availability and terms and conditions of any such deferral are determined by the Weyerhaeuser Company Deferred Compensation Plan.
All payments of Bonus Awards will be made in cash in a single sum and subject to appropriate tax and other required withholding and reporting. Bonus Award payments will be managed, processed and tracked by the Compensation and Benefits Department.
Any Bonus Award remaining unpaid due to the death of a Participant will be paid to the Participant’s legal representative or to a beneficiary designated by the Participant in accordance with rules established by the Compensation Committee.

8.    Right to amend or terminate

Weyerhaeuser Company reserves the right to amend or terminate the Plan at any time without prior notice to any Participant. The Plan will be deemed to be amended, and any Bonus Awards will be deemed to be modified, to the extent permitted by and necessary to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), so as to avoid or mitigate any adverse tax consequences to Weyerhaeuser Company, its subsidiaries or Participants under Section 409A. Weyerhaeuser Company and its subsidiaries do not make any representations, and will not be liable for any taxes or other losses, with respect to Section 409A.

9.    Continuation rights

No Participant or his or her legal representatives, beneficiaries or heirs will have any right or interest in the Plan or in its continuance, or in the Participant’s continued participation in the Plan.

10.    Plan administration

The Compensation Committee is responsible for the administration of the Plan. The Compensation Committee has sole discretion to construe and interpret the provisions of the Plan, to adopt rules and administrative procedures in connection with the Plan, and to make all final determinations regarding eligibility and benefits under the Plan. The Compensation Committee may delegate some or all administrative responsibility and functions to such other person or persons as it may determine from time to time. The Plan is intended to be exempt from the requirements of Section 409A and will be interpreted and administered accordingly.

11.    Miscellaneous

Bonus Award payments will be treated as compensation for purposes of other benefits maintained by the Company only to the extent provided under the terms of the governing documents for such other benefits.
Nothing in the Plan will be construed to limit the right of the Company to establish, alter or terminate any other forms of incentives or other compensation or benefits.
The existence of the Plan does not extend to any Participant a right to continued employment with the Company.
Any Bonus Award paid under the Plan is an unfunded obligation of the Company. The Company is not required to segregate any monies from its general funds, to create any trust or to make any special deposits with respect to this obligation. The creation or maintenance of any account with the Company’s general funds with respect to the Plan shall not create or constitute a trust or create any vested interest in any Participant or his or her beneficiary or creditors in any assets of the Company. No right or interest conferred on any Participant pursuant to the Plan shall be assignable or transferable, either by voluntary or involuntary act or by operation of law.
Regardless of the location of any Participant or Employee, the Plan will be governed by the laws of the State of Washington, other than its conflict of laws principles.

12.    Clawback Policy
The Plan is subject to the terms and conditions of the Weyerhaeuser Company Incentive Compensation Clawback Policy, as now in effect or hereinafter amended.

13.    Awards subject to Section 162(m) provisions

Notwithstanding any other provision of the Plan, the Compensation Committee may determine to cause Bonus Awards to certain Participants for an Award Year to be subject to a formula-based maximum award amount intended to qualify the Bonus Award as “performance-based compensation” within the meaning of Section 162(m). In that case, the Bonus Award under this Plan for each such Participant shall be considered a cash award under the LTIP and the LTIP Section 162(m) provisions and shall be subject to such provisions. Any such maximum Bonus Award amount shall be determined based on objective performance criteria established by the Compensation Committee within the first 90 days of the Award Year and shall otherwise satisfy the requirements of the LTIP Section 162(m) Provisions. The actual Bonus Award for a Participant shall then be determined under the provisions of this Plan other than this Section 13, which may result in a Bonus Award that is less than the maximum Bonus Award amount determined under the objective performance criteria established for the Award Year under this Section 13 and the LTIP Section 162(m) Provisions. In no event shall the Bonus Award exceed the maximum Bonus Award amount applicable under this Section 13 and the LTIP Section 162(m) Provisions.